Exhibit 99.1

May 19, 2014

NASDAQ OMX Announces Proposed Senior Notes Offering

NEW YORK, May 19, 2014 (GLOBE NEWSWIRE) — The NASDAQ OMX Group, Inc. (Nasdaq:NDAQ) (“NASDAQ OMX”) today announced that it plans to commence a public offering of U.S. dollar denominated senior notes due 2024 pursuant to an effective shelf registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”). NASDAQ OMX expects to use the aggregate net proceeds from the offering, along with cash on hand, to refinance its 4.00% Senior Notes due 2015 and to repay a portion of the term loan under its senior credit facility.

The exact terms and timing of the offering will depend upon market conditions and other factors.

J.P. Morgan Securities LLC and Wells Fargo Securities, LLC will act as Joint Book-Running Managers for the offering.

The offering is being made pursuant to NASDAQ OMX’s effective shelf registration statement previously filed with the SEC and solely by means of a prospectus supplement and accompanying prospectus, which have been or will be filed with the SEC. Before investing, the prospectus supplement and accompanying prospectus should be read, as well as other documents the company has filed or will file with the SEC for a more complete understanding of NASDAQ OMX and the offering. These documents are available for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained by contacting J.P. Morgan Securities LLC at J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, (tel): 1-212-834-4533 or Wells Fargo Securities, LLC at Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attention: Capital Markets Client Support, (tel): 1-800-326-5897 or email: cmclientsupport@wellsfargo.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the proposed offering, NASDAQ OMX’s plans, objectives, expectations and intentions and other statements that are not historical facts. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to factors detailed in NASDAQ OMX’s annual report on Form 10-K, and periodic reports filed with the SEC. We undertake no obligation to release any revisions to any forward-looking statements.

CONTACT:	NASDAQ OMX Media Contacts:

Linda Recupero

+1 212 231 5534 (office)

+1 347 978 2911 (mobile)

Linda.Recupero@nasdaqomx.com

Joseph Christinat

+1 646 441 5121 (office)

+1 646 284 5920 (mobile)

Joseph.Christinat@nasdaqomx.com

Investor Relations Contact:

Ed Ditmire

+1.212.401.8737

Ed.Ditmire@nasdaqomx.com